Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Powerus Corporation and its subsidiaries (collectively, the “Company”) of our report dated March 31, 2026 relating to the financial statements of Aureus Greenway Holdings, Inc. (“AGH”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (File No. 001-42507), with respect to the consolidated balance sheets of AGH as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as “the financial statements”).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WWC, P.C.

San Mateo, California
October 16, 2026